Exhibit 23.3

Consent of Independent Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Earthstone Energy, Inc. on Form S-3 (File No. 333-205466, 333-213543, and 333-218277) and on Form S-8 (File No. 333-210734 and 333-221248) of our report dated March 11, 2016, relating to the consolidated financial statements of Earthstone Energy, Inc. and subsidiaries (formerly Oak Valley Resources, LLC) included in the Annual Report on Form 10-K of Earthstone Energy, Inc. for the year ended December 31, 2017, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

Houston, Texas

March 15, 2018